   EXHIBIT 99

TRIBUNE APPOINTS EXECUTIVES IN PUBLISHING GROUP
Jack Fuller to retire Dec. 31;
Scott Smith named Tribune Publishing Chief Operating Officer;
David Hiller appointed Chicago Tribune Publisher

CHICAGO, Oct. 27, 2004 — Tribune Company today announced that Jack Fuller, president of the company’s publishing group, will retire and also step down from the company’s board of directors at the end of 2004. Scott Smith, president and publisher of the Chicago Tribune, has been named chief operating officer of the publishing group, effective Nov. 1; he will replace Fuller on Jan. 1, 2005. David Hiller, senior vice president of the publishing group, will succeed Smith at the Chicago Tribune.

“Jack has had a distinguished, award-winning career in journalism, and has earned the respect of colleagues and competitors alike,” said Dennis FitzSimons, Tribune chairman, president and chief executive officer. “He played a key role in our acquisition of Times Mirror Company in 2000 and his guidance has been important to Tribune’s growth as we’ve expanded our publishing operations.”

Fuller was named president of Tribune Publishing in 1997 and joined Tribune Company’s board of directors in 2001. He started as a copyboy at the Chicago Tribune, and later served as a Tribune reporter in Chicago and Washington. Fuller was vice president and editor of the Chicago Tribune from 1989 to 1993, and won the Pulitzer Prize for editorial writing in 1986. He was appointed publisher of the newspaper in 1994.

Smith was named president and publisher of the Chicago Tribune in 1997. He held the same titles at Sun-Sentinel Company in Fort Lauderdale, Fla., from 1993 to 1997. Prior to that he was responsible for Tribune Company strategic planning, acquisitions and new venture investments from 1991 to 1993, and served as the company’s chief financial officer from 1985 to 1991.

“Scott’s talent and breadth of experience as the former publisher of two of our newspapers make him the ideal person to lead our publishing group,” said FitzSimons. “Under his leadership, the Chicago Tribune won five Pulitzer Prizes and was widely recognized for outstanding journalism.”

Hiller was appointed senior vice president of Tribune Publishing in February 2003, overseeing The Baltimore Sun, Hartford Courant, Tribune Media Services and other operations. He was president of Tribune Interactive from 2000 until March 2004, and Tribune senior vice president/development from 1993 to 2000. Hiller joined the company in 1988 as vice president/general counsel, serving in that role until 1993.

“David has made many key contributions to Tribune both in the publishing group and at the corporate level,” FitzSimons said. “He brings a terrific skill set to the Chicago Tribune, including an expertise with interactive technologies that will play an important role in the newspaper’s growth.”

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TRIBUNE (NYSE: TRB) is one of the country’s top media companies, operating businesses in broadcasting and publishing. It reaches more than 80 percent of U.S. households and is the only media organization with television stations, newspapers and websites in the nation’s top three markets. In publishing, Tribune operates 14 leading daily newspapers including the Los Angeles Times, Chicago Tribune, Newsday and Spanish-language Hoy, plus a wide range of targeted publications. The company’s broadcasting group operates 26 television stations, Superstation WGN on national cable, Chicago’s WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement Tribune’s print and broadcast properties and extend the company’s nationwide audience.

MEDIA CONTACT: Gary Weitman VP/Corporate Communications 312/222-3394 (Office Phone) gweitman@tribune.com	INVESTOR CONTACT: Ruthellyn Musil SVP/Corporate Relations 312/222-3787 (Office Phone) rmusil@tribune.com